Exhibit 4.6

DESCRIPTION OF SECURITIES

Authorized Capital Stock

Our authorized capital stock consists of 160,000,000 shares of which 150,000,000 shares shall be common stock, par value $0.0001 per share, and 10,000,000 shares shall be preferred stock, par value of $0.0001 per share.

Common Stock

Pursuant to our amended Certificate of Incorporation, we are authorized to issue three classes of common stock: Class A common stock (125,000,000 shares); Class B common stock (10,000,000 shares); and Class C common stock (15,000,000 shares). The specific rights and preferences are set forth below.

Voting Rights

Holders of our Class A, Class B, and Class C common stock will have identical rights, except that holders of our Class A common stock are entitled to one vote per share; holders of our Class B common stock will be entitled to ten (10) votes per share; and holders of our Class C common stock will be entitled to five (5) votes per share. Holders of shares of Class A, Class B, and Class C common stock will vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, unless otherwise required by law. We have not provided for cumulative voting for the election of directors in our certificate of incorporation.

Dividends

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of Class A, Class B, and Class C common stock shall be entitled to share equally in any dividends that our board of directors may determine to issue from time to time. In the event a dividend is paid in the form of shares of common stock or rights to acquire shares of common stock, the holders of Class A common stock shall receive Class A common stock, or rights to acquire Class A common stock, as the case may be; the holders of Class B common stock shall receive Class B common stock, or rights to acquire Class B common stock, as the case may be; and the holders of Class C common stock shall receive Class C common stock, or rights to acquire Class C common stock, as the case may be.

Liquidation Rights

Upon our liquidation, dissolution or winding-up, the holders of Class A, Class B, and Class C common stock shall be entitled to share equally all assets remaining after the payment of any liabilities and the liquidation preferences on any outstanding preferred stock.

Conversion

Class A Common

Our Class A common stock is not convertible into any other shares of our capital stock.

Class B Common

Each share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock. In addition, each share of Class B common stock shall convert automatically into one share of Class A common stock upon any transfer, whether or not for value, except for certain transfers described in our Certificate of Incorporation.

Once converted into Class A common stock, the Class B common stock will be classified as authorized and unissued, and may be reissued. No class of common stock may be subdivided or combined unless the other class of common stock concurrently is subdivided or combined in the same proportion and in the same manner.

The Amendment also provides that shares of Class B common stock, when converted into Class A common stock, will be deemed to be authorized and unissued shares. The prior version of the Company’s Certificate of Incorporation provided that Class B common stock, when converted into Class A common stock, would be retired and could not be reissued. The Amendment will permit the Company to reissue shares of Class B common stock after their conversion.

Class C Common

Each share of Class C common stock is convertible as follows:

-	Between the date of issuance by the Company to the holder (the “Issuance Date”) and the third anniversary of the Issuance Date, the Class C common stock may not be converted into Class A common stock.

-

Beginning on the third anniversary of the Issuance Date (the “Initial Conversion Date”), the shareholder may convert up to 25% of the Class C shares owned by such holder into shares of Class A common stock.

-	Beginning on the fourth anniversary of the Issuance Date, the shareholder may convert up to an additional 25% of the Class C shares owned by such holder into shares of Class A common stock.

-	Beginning on the fifth anniversary of the Issuance Date, the shareholder may convert up to an additional 25% of the Class C shares owned by such holder into shares of Class A common stock.

-	Beginning on the sixth anniversary of the Issuance Date, the shareholder may convert up to an additional 25% of the Class C shares owned by such holder into shares of Class A common stock.

-	The conversion schedule and limitations above are referred to herein as the “Conversion Schedule.

-

As discussed more fully below, any Transfer (as defined in the Amendment) of Class C Common Stock shall result in the Initial Conversion Date being deemed to be reset, and shall be the third anniversary of such Transfer, and the Conversion Schedule shall be reset and calculated from the reset Initial Conversion Date.

Once converted into Class A common stock, the Class C common stock shall not be reissued. No class of common stock may be subdivided or combined unless the other class of common stock concurrently is subdivided or combined in the same proportion and in the same manner.

Restrictions on Transfer

Class A Common

There are no restrictions on the transfer of the Class A common stock, other than restrictions required by federal and state securities laws.

Class B Common

Each share of Class B Common Stock shall automatically, without any further action, convert into one (1) fully paid and non-assessable share of Class A Common Stock upon a Transfer (as defined in the Amendment) of such share, other than a Transfer:

-

from a Class B Stockholder to any other Class B Stockholder who is a natural person to certain Permitted Entities, and from any of the Permitted Entities back to such Class B Stockholder and/or any other Permitted Entity established by or for such Class B Stockholder:

	o	Certain trusts;

	o	An Individual Retirement Account, as defined in Section 408(a) of the Internal Revenue Code, or certain pensions, profit sharing, stock bonus or other type of plans or trusts;

o

Certain entities, including a corporation over which such Class B Stockholder has voting control; a partnership over which such Class B Stockholder has voting control; a limited liability company over which such Class B Stockholder has voting control;

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by a Class B Stockholder that is a partnership, or a nominee for a partnership, or a limited liability company, which partnership or limited liability company beneficially held more than five percent (5%) of the total outstanding shares of Class B Common Stock as of the transfer to certain persons listed in the Amendment;

Additionally, each share of Class B Common Stock held of record by a Class B Stockholder who is a natural person, or by such Class B Stockholder’s Permitted Entities, shall automatically, without any further action, convert into one (1) fully paid and non-assessable share of Class A Common Stock upon the death of such Class B Stockholder.

Shares of Class B Common Stock that are converted into shares of Class A Common Stock as provided in this section shall be retired and may not be reissued.

Class C Common

Upon the Transfer (as defined in the Amendment) of any share of Class C Common Stock other than a Transfer:

-

from a Class C Stockholder to any other Class C Stockholder who is a natural person to certain Permitted Entities, and from any of the Permitted Entities back to such Class C Stockholder and/or any other Permitted Entity established by or for such Class C Stockholder:

	o	Certain trusts;

	o	An Individual Retirement Account, as defined in Section 408(a) of the Internal Revenue Code, or certain pensions, profit sharing, stock bonus or other type of plans or trusts;

o

Certain entities, including a corporation over which such Class C Stockholder has voting control; a partnership over which such Class C Stockholder has voting control; a limited liability company over which such Class C Stockholder has voting control;

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by a Class C Stockholder that is a partnership, or a nominee for a partnership, or a limited liability company, which partnership or limited liability company beneficially held more than five percent (5%) of the total outstanding shares of Class C Common Stock as of the transfer to certain persons listed in the Amendment;

the Initial Conversion Date shall be deemed to be reset, and shall be the third anniversary of such Transfer, and the Conversion Schedule shall be reset and calculated from the reset Initial Conversion Date.

Additionally, each share of Class C Common Stock held of record by a Class C Stockholder who is a natural person, or by such Class C Stockholder’s Permitted Entities, shall automatically, without any further action, convert into one (1) fully paid and non-assessable share of Class A Common Stock upon the death of such Class C Stockholder.

The transfer agent and registrar for our Class A and Class C common stock is VStock Transfer, LLC. The transfer agent’s address is 18 Lafayette Place, Woodmere, NY 11598, and its telephone number is 212.828.8436.

Preferred Stock

We are authorized by our Certificate of Incorporation to issue one or more series of preferred stock, and our Board of Directors is authorized to determine the rights, preferences, and terms of any such series without being required to seek approval of the shareholders. This is often referred to as having “blank check” preferred stock rights.

As of the date of this Prospectus, we had one series of preferred stock outstanding, our Series B Convertible Preferred Stock (the “Series B Preferred Stock”).

The terms of the Series B Preferred Stock include the following:

-		Number of shares: The Company designated 100 shares of Series B Preferred Stock.

-		The Stated Value of the Series B Preferred Stock is $1.00 per share.

-		No dividends will accrue.

-		Voting Rights

o

If at least one share of Series B Preferred Stock is issued and outstanding, then the total aggregate issued shares of Series B Preferred Stock at any given time, regardless of their number, shall have that number of votes (identical in every other respect to the voting rights of the holders of all classes of Common Stock or series of preferred stock entitled to vote at any regular or special meeting of stockholders) equal to two hundred percent (200%) of the total voting power of all holders of the Company’s common and preferred stock then outstanding, but not including the Series B Preferred Stock.

	o	If more than one share of Series B Preferred Stock is issued and outstanding at any time, then each individual share of Series B Preferred Stock shall have the voting rights equal to:

	◾	Two hundred percent (200%) of the total voting power of all holders of the Company’s common and preferred stock then outstanding, but not including the Series B Preferred Stock

Divided by:

	◾	the number of shares of Series B Preferred Stock issued and outstanding at the time of voting.

-		Liquidation

o

Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a "Liquidation"), the Holders of the Series B Preferred Stock are entitled to receive out of the assets of the Company for each share of Series B Preferred Stock then held by the Holder an amount equal to the Stated Value, and all other amounts in respect thereof then due and payable before any distribution or payment shall be made to the holders of any Junior Securities.

-		Conversion: The Series B Preferred Stock shall be convertible into shares of the Company's Class A Common Stock only as follows:

o

In the event that the Holder of Series B Preferred Stock ceases to be a director of the Company, upon such director's resignation or removal from the board by any means, the shares of Series B Preferred Stock held by such resigning or removed director shall convert automatically into that same number of shares of Class A Common Stock (i.e. on a one-for-one share basis).

o

Shares of Series B Preferred Stock converted into Class A Common Stock, canceled, or redeemed, shall be canceled and shall have the status of authorized but unissued shares of undesignated preferred stock.